ALLSPRING EXCHANGE-TRADED FUNDS TRUST
DISTRIBUTION PLAN
WHEREAS, Allspring Exchange-Traded Funds Trust (“Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Trust desires to adopt a Distribution Plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act on behalf of each series of the Trust listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), and the Board of Trustees, including a majority of the Qualified Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its shareholders;
NOW THEREFORE, each Fund hereby adopts the Plan in accordance with Rule 12b‑1 under the 1940 Act, on the following terms and conditions:
Section 1.
The Trust, on behalf of each Fund, may pay to the principal underwriter of the Funds (the “Distributor”), as compensation for services or other activities that are primarily intended to result in the sale of shares, or reimbursement for expenses incurred in connection with services or other activities that are primarily intended to result in the sale of shares, a monthly amount at an annual rate that is no higher than the annual rates as set forth on Appendix A.  Subject to such maximum annual rates, the actual amount payable to the Distributor shall be determined from time to time by mutual agreement between the Trust and the Distributor.  The Trust, on behalf of each Fund, may execute and deliver written agreements on any form duly approved by the Board (the “Distribution Agreement”) with the Distributor to provide or engage other entities to provide certain distribution-related services.  The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants approved by the Trust and Distributor for the creation, issuance and redemption of a large specified number of Fund shares (a “Creation Unit”). Each Authorized Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time. The Distributor may retain any portion of the amount payable hereunder to compensate it for distribution-related services provided by it or to reimburse it for other distribution-related expenses. The Distributor also may enter into such agreements based on such additional forms of agreements as it deems appropriate, provided that the Distributor determines that the Trust’s and the Funds’ responsibility or liability to any person on account of any acts or statements of any such broker-dealer under any such third-party agreement do not exceed their responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such third-party agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees.  In addition, any agreement related to the Plan shall provide:
A.
That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and
B.
That such agreement shall terminate automatically in the event of its assignment.
Section 2.
The Plan shall be effective with respect to each Fund: (a) on the date upon which it is approved (i) by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (ii) by at least a majority of the outstanding voting securities of the Fund, if required; or (b) on the date the Fund commences operations, if such date is later.
Section 3.
Unless earlier terminated, the Plan shall continue in effect for a period of one year from its respective effective date and shall continue thereafter for successive annual periods, provided that such Plan is reapproved at least annually by vote of a majority of the Trustees of the Trust, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such reapproval.
Section 4.
So long as the Plan is in effect, the Trust shall provide, or shall cause the Distributor to provide, to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended by the Trust under the Plan and each related agreement and the purposes for which such expenditures were made.
Section 5.
The Plan may not be amended to increase materially the amount that may be expended by a Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of such Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.
Section 6.
The Plan may be terminated with respect to any Fund at any time by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund.
Section 7.
While the Plan is in effect, the selection and nomination of each Trustee who is not an interested person of the Trust shall be committed to the discretion of the Trustees who are not interested persons.
Section 8.
The Trust shall preserve copies of the Plan, each related agreement and each written report presented to the Trust’s Board of Trustees pursuant to Section 1 hereof, for a period of not less than six years from the date of the Plan, agreement or report, as the case may be, the first two years in an easily accessible place.
Section 9.
The provisions of the Plan are severable for each Fund, and whenever any action is to be taken with respect to the Plan, such action shall be taken separately for each Fund.
Section 10.
As used in the Plan, (a) the terms “assignment”, “interested person” and “vote of a majority of the outstanding voting securities” shall have the respective meanings given them in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission (the “Commission”) or the staff thereof, and (b) the term “Qualified Trustees” shall mean the Trustees of the Trust who (i) are not “interested persons” of the Trust and (ii) have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.  Any Distribution Agreement between the Trust and its Distributor shall be considered to be agreements related to the Plan.  Any Authorized Participant Agreement shall not be considered to be agreements related to the Plan.
Section 11.
Any question of interpretation of any term or provision of this Plan having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  The duties and obligations of the parties under this Plan shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.

Approved:  November 13, 2024

APPENDIX A

DISTRIBUTION PLAN
ALLSPRING EXCHANGE-TRADED FUNDS TRUST

Exchange-Traded Funds Trust Funds	Maximum Rule 12b-1 Fee
Broad Market Core Bond ETF	0.25%
Core Plus ETF	0.25%
Income Plus ETF	0.25%
LT Large Core ETF	0.25%
LT Large Growth ETF	0.25%
SMID Core ETF[1]	0.25%
Special Large Value ETF	0.25%
Ultra Short Municipal ETF[2]	0.25%

Appendix A amended:  May 28, 2025

1
On May 28, 2025, the Board of Trustees of Allspring Exchange-Traded Funds Trust approved the establishment of the Allspring SMID Core ETF effective on or about July 8, 2025.
2
On May 28, 2025, the Board of Trustees of Allspring Exchange-Traded Funds Trust approved the establishment of the Allspring Ultra Short Municipal ETF effective on or about July 8, 2025.